Exhibit 10.2

RESTRICTED STOCK UNIT

AWARD DOCUMENT

Granted Under

MILLIPORE CORPORATION 1999 STOCK INCENTIVE PLAN

(Amended and Restated April 26, 2006)

Restricted Stock Unit Award Document dated [Grant Date] between Millipore Corporation, a Massachusetts Corporation (the “Corporation”) and [First Name, Last Name] (the “Director”).

The Board of Directors of the Corporation has awarded the Director effective on [Grant Date], [Award Amount] restricted stock units (the “Award”) denominated in shares of the Corporation’s Common Stock (the “Restricted Stock Units” or “Units”) under the terms of the Millipore Corporation 1999 Stock Incentive Plan, as amended (the “Plan”), subject to the terms set forth below.

It is understood and agreed that the following terms and conditions shall govern the Award:

1.	Application of Plan Terms; Nature of Award. The Award shall be subject to all the provisions of the Plan, and the Director shall be bound by such terms and by the terms of this Award Document. Initially capitalized terms not defined herein shall have the meaning given them in the Plan. Each Unit covered by the Award, subject to adjustment as provided at Section 11 of the Plan, represents the conditional right of the Director to receive one share of Stock.

2.	Vesting Periods. The Units shall vest, except as hereinafter provided, as follows:

[Vesting Schedule]

3.	Issuance of Stock. As soon as practicable following the vesting of a Unit, and in all events within 14 days thereafter, the Corporation shall deliver or cause to be delivered to the Director, or his or her legal representative, a certificate for the Stock represented by the Unit or shall otherwise evidence the delivery of such Stock; provided, that the Corporation may instead, in its sole discretion, deliver cash in an amount equal to the fair market value of the Stock that would otherwise have been delivered.

4.	Termination of Service as a Director and Forfeiture of Units. If the Director’s service as a Director of the Corporation shall terminate for any reason other than death, disability or retirement as set forth below, any Restricted Stock Units that had not vested prior to such termination shall be immediately forfeited. If the Director’s service as a Director of the Corporation shall terminate by reason of death, disability or retirement at age 72 or such other ages as the Board of Directors may determine from time to time, all Restricted Stock Units that are then outstanding (not previously forfeited) shall vest.

5.	Units Not Transferable. The Director’s rights with respect to the Restricted Stock Units evidenced by this Award Document may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, and any attempt to do so shall be null and void.

6.	Miscellaneous.

(a)	The Director shall have no rights of a shareholder with respect to any Stock subject to the Units until such time, if any, as such Stock is actually delivered.

(b)	The delivery or payment of Stock or cash hereunder shall be subject to the Corporation’s right to withhold from such payment or delivery, or from other payments to or for the benefit of the Director, all taxes and other required withholding required to be withheld from such delivery or payment, or to require the Director to make other arrangements satisfactory to the Corporation for the payment of such taxes and other withholdings.

(c)	In the circumstances described in Section 11 of the Plan, the Corporation shall make such adjustments to outstanding Units as it shall deem appropriate in accordance with Section 11 of the Plan.

(d)	It is condition of this Award that any sale or transfer of Stock subsequent to the delivery of such Stock hereunder will be in conformity with all applicable laws, rules and regulations.

(e)	In the circumstances described in Section 15 of the Plan, the Corporation shall make such adjustments to outstanding Units as it shall deem appropriate in accordance with Section 15 of the Plan.

(f)	This Award Document shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

MILLIPORE CORPORATION

By:

[Authorized Officer]